EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

The Board of Directors
Strategic Distribution, Inc.

    We consent to use of our report included herein dated March 18, 1996, relating to the consolidated balance sheets of Strategic Distribution, Inc. and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows as of and for each of the years in the three-year period ended December 31, 1995, and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG PEAT MARWICK, LLP


Stamford, Connecticut
March 26, 1996